Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Second Quarter 2018 Results

HOLLAND, Mich. (July 26, 2018) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the second quarter of 2018, reflecting continued strong financial performance.

•	Net income of $6.7 million in second quarter 2018 versus $4.8 million in second quarter 2017 – up 41%
•	Growth in net interest income – up 15% from second quarter 2017
•	Overhead expense increase held to 2% over second quarter 2017
•	Loan portfolio balances and bond financing to businesses up by $90.4 million (7%), from a year ago
•	Core deposit balances up by $120.5 million (8%), from a year ago
•	Asset quality metrics remained strong

Macatawa reported net income of $6.7 million, or $0.20 per diluted share, in the second quarter 2018 compared to $4.8 million, or $0.14 per diluted share, in the second quarter 2017.  For the first six months of 2018, Macatawa reported net income of $12.5 million, or $0.37 per diluted share, compared to $9.2 million, or $0.27 per diluted share, for the same period in 2017.  Macatawa’s 2018 earnings were positively impacted by continued earning asset growth, net interest margin improvement and a lower corporate federal income tax rate, due to tax reform enacted at the end of 2017.

"Macatawa Bank Corporation achieved consistent and profitable growth in the second quarter of 2018.  Trends noted in the first quarter continued and strengthened into the second quarter of 2018,” said Ronald L. Haan, President and CEO of the Company.  “Revenue growth, primarily higher net interest income, along with a reduction in the federal corporate income tax rate and continued expense management resulted in a 41 percent increase in net income compared to the second quarter of 2017.  Continued growth in our balances of loans and bond financing to businesses, along with increases in market interest rates have positively affected our net interest income.  While net interest income grew by 15 percent, our core operating expenses, excluding problem asset costs, increased by only 2 percent.”

Mr. Haan concluded:  "Our commitment to providing excellent service while operating a well-disciplined company continues to produce strong and consistent financial performance for our shareholders.  While our service quality standards have resulted in additional business and revenue from our customers, our credit quality and expense discipline continue to allow more of that revenue to drop to the bottom line.  These results demonstrate that Macatawa Bank Corporation remains well-positioned for continued growth and success in the second half of 2018.”

Macatawa Bank Corporation 2Q Results / page 2 of 5

Operating Results
Net interest income for the second quarter 2018 totaled $14.7 million, an increase of $471,000 from the first quarter 2018 and an increase of $1.9 million from the second quarter 2017.  Net interest margin was 3.37 percent, up 3 basis points from the first quarter 2018, and up 13 basis points from the second quarter 2017.

Average interest earning assets for the second quarter 2018 increased $26.3 million from the first quarter 2018 and were up $162.1 million from the second quarter 2017.  This growth along with increases in yields on interest earning assets were the primary contributors to the improvement in net interest income.

Non-interest income increased $336,000 in the second quarter 2018 compared to the first quarter 2018 and decreased $10,000 from the second quarter 2017.  These changes were largely due to fluctuations in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the second quarter 2018 were up $81,000 compared to the first quarter 2018 and down $254,000 from the second quarter 2017.  While overall mortgage volume was down in the second quarter 2018 compared to the second quarter 2017, the reduction in gains was also significantly impacted by the Bank holding more of 2018 production in portfolio.  The Bank originated $18.8 million in portfolio mortgage loans in the second quarter 2018 compared to $16.1 million in the first quarter 2018 and $12.2 million in the second quarter 2017.  The Bank originated $8.4 million in mortgage loans for sale in the second quarter 2018 compared to $5.1 million in the first quarter 2018 and $16.8 million in the second quarter 2017.  Also positively impacting non-interest income in the second quarter 2018 was a $135,000 increase in debit card and interchange income compared to the first quarter 2018 and an increase of $75,000 compared to the second quarter 2017.

Non-interest expense was $11.3 million for the second quarter 2018, compared to $11.4 million for the first quarter 2018 and $10.8 million for the second quarter 2017.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $195,000 compared to the first quarter 2018 and were up $236,000 compared to the second quarter 2017.  The increase compared to the first quarter 2018 and the second quarter 2017 was due to annual performance-related increases in salaries, partially offset by lower variable based compensation from mortgage production volume.

Nonperforming asset expenses decreased $378,000 compared to the first quarter 2018 and increased $241,000 compared to the second quarter 2017.  The second quarter 2017 total was unusually low due to net gains on sales of foreclosed properties of $321,000, while net losses were incurred on sales in the second quarter 2018 and first quarter 2018.  Additionally, writedowns on other real estate totaled $11,000 in the second quarter 2018 compared to $280,000 in first quarter 2018 and $21,000 in second quarter 2017.  Other categories of non-interest expense were relatively flat compared to the first quarter 2018 and the second quarter 2017.

On December 22, 2017, “H.R.1”, formerly known as the “Tax Cuts and Jobs Act”, was signed into law.  This new tax law, among other items, reduced the Company’s federal corporate tax rate from 35 percent to 21 percent effective January 1, 2018. Since the enactment took place in December 2017, the Company revalued downward its net deferred tax assets in its reporting periods ended December 31, 2017 resulting in a $2.5 million increase to federal income tax expense in the fourth quarter 2017.

Macatawa Bank Corporation 2Q Results / page 3 of 5

Federal income tax expense was $1.4 million for the second quarter 2018 compared to $1.2 million for the first quarter 2018 and $2.1 million for the second quarter 2017.  The effective tax rate was 17.6 percent for the second quarter 2018, compared to 17.6 percent for the first quarter 2018 and 30.9 percent for the second quarter 2017.  The effective tax rate in the first and second quarters of 2018 reflect the impact of the lower federal corporate tax rates from the enactment of the Tax Cuts and Jobs Act at the end of 2017.

Asset Quality
As a result of the consistent improvements in nonperforming loans and past due loans over the past several quarters, the continued low historical loan loss ratios, and net loan recoveries experienced in the second quarter 2018, a negative provision for loan losses of $300,000 was recorded in the second quarter 2018.  Net loan recoveries for the second quarter 2018 were $320,000, compared to first quarter 2018 net loan recoveries of $175,000 and second quarter 2017 net loan recoveries of $374,000.  The Company has experienced net loan recoveries in each of the past fourteen quarters. Total loans past due on payments by 30 days or more amounted to $525,000 at June 30, 2018, down 47 percent from $995,000 at December 31, 2017 and down 36 percent from $815,000 at June 30, 2017.  Delinquency as a percentage of total loans was 0.04 percent at June 30, 2018.

The allowance for loan losses of $16.7 million was 1.26 percent of total loans at June 30, 2018, compared to 1.26 percent of total loans at December 31, 2017, and 1.32 percent at June 30, 2017.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 134-to-1 as of June 30, 2018.

At June 30, 2018, the Company's nonperforming loans had declined to $125,000, representing 0.01 percent of total loans.  This compares to $395,000 (0.03 percent of total loans) at December 31, 2017 and $670,000 (0.05 percent of total loans) at June 30, 2017.  Other real estate owned and repossessed assets were $3.9 million at June 30, 2018, compared to $5.8 million at December 31, 2017 and $7.1 million at June 30, 2017. Total nonperforming assets, including other real estate owned and nonperforming loans, have decreased by $3.8 million, or 49 percent, from June 30, 2017 to June 30, 2018.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017

Commercial Real Estate	$121	$121	$385	$440	$436
Commercial and Industrial	2	201	4	4	6
Total Commercial Loans	123	322	389	444	442
Residential Mortgage Loans	2	2	2	58	206
Consumer Loans	---	---	4	19	22
Total Non-Performing Loans	$125	$324	$395	$521	$670

Macatawa Bank Corporation 2Q Results / page 4 of 5

Total non-performing assets were $4.0 million, or 0.21 percent of total assets, at June 30, 2018.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017

Non-Performing Loans	$125	$324	$395	$521	$670
Other Repossessed Assets	---	---	11	---	---
Other Real Estate Owned	3,872	5,223	5,767	6,661	7,097
Total Non-Performing Assets	$3,997	$5,547	$6,173	$7,182	$7,767

Balance Sheet, Liquidity and Capital
Total assets were $1.87 billion at June 30, 2018, an increase of $8.8 million from $1.86 billion at March 31, 2018 and an increase of $113.5 million from $1.76 billion at June 30, 2017.  Total loans were $1.33 billion at June 30, 2018, an increase of $2.1 million from $1.33 billion at March 31, 2018 and an increase of $76.3 million from $1.25 billion at June 30, 2017.

Commercial loans increased by $55.7 million from June 30, 2017 to June 30, 2018, along with an increase of $25.7 million in our residential mortgage portfolio, partially offset by a decrease of $5.1 million in our consumer loan portfolio.  Commercial real estate loans increased by $32.5 million while commercial and industrial loans increased by $23.3 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sept 30, 2017	Jun 30, 2017

Construction and Development	$85,193	$81,948	$92,241	$84,659	$82,317
Other Commercial Real Estate	461,808	447,922	449,694	445,703	432,223
Commercial Loans Secured by Real Estate	547,001	529,870	541,935	530,362	514,540
Commercial and Industrial	458,468	477,088	465,208	418,838	435,218
Total Commercial Loans	$1,005,469	$1,006,958	$1,007,143	$949,200	$949,758

Bond financing to commercial customers increased by $14.1 million from June 30, 2017 to June 30, 2018.  This financing combined with the loan portfolio led to a total growth rate of 7 percent from June 30, 2017 to June 30, 2018.

Total deposits were $1.58 billion at June 30, 2018, up $19.6 million from $1.56 billion at March 31, 2018 and were up $120.5 million, or 8 percent, from $1.46 billion at June 30, 2017.  Demand deposits, money market deposits, savings deposits and certificates of deposit were all up in the second quarter 2018 compared to March 31, 2018 and June 30, 2017.  The Bank continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 2Q Results / page 5 of 5

The Bank's risk-based regulatory capital ratios were higher at June 30, 2018 compared to March 31, 2018 and June 30, 2017 due to earnings growth, and continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at June 30, 2018.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past eight consecutive years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, reduce future tax liabilities, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2017.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Six Months Ended
	2nd Qtr	1st Qtr	2nd Qtr	June 30
EARNINGS SUMMARY	2018	2018	2017	2018	2017
Total interest income	$16,836	$16,019	$14,042	$32,855	$27,890
Total interest expense	2,183	1,837	1,337	4,019	2,602
Net interest income	14,653	14,182	12,705	28,836	25,288
Provision for loan losses	(300)	(100)	(500)	(400)	(1,000)
Net interest income after provision for loan losses	14,953	14,282	13,205	29,236	26,288

NON-INTEREST INCOME
Deposit service charges	1,060	1,049	1,110	2,110	2,170
Net gains on mortgage loans	222	141	476	363	904
Trust fees	945	925	833	1,870	1,611
Other	2,241	2,017	2,059	4,256	4,024
Total non-interest income	4,468	4,132	4,478	8,599	8,709

NON-INTEREST EXPENSE
Salaries and benefits	6,389	6,194	6,153	12,583	12,152
Occupancy	973	1,072	991	2,045	2,017
Furniture and equipment	773	805	750	1,578	1,482
FDIC assessment	132	132	134	264	270
Problem asset costs, including losses and (gains)	83	461	(158)	544	(63)
Other	2,909	2,770	2,922	5,679	5,821
Total non-interest expense	11,259	11,434	10,792	22,693	21,679
Income before income tax	8,162	6,980	6,891	15,142	13,318
Income tax expense	1,434	1,225	2,129	2,659	4,095
Net income	$6,728	$5,755	$4,762	$12,483	$9,223

Basic earnings per common share	$0.20	$0.17	$0.14	$0.37	$0.27
Diluted earnings per common share	$0.20	$0.17	$0.14	$0.37	$0.27
Return on average assets	1.44%	1.25%	1.11%	1.34%	1.08%
Return on average equity	15.23%	13.24%	11.32%	14.24%	11.09%
Net interest margin (fully taxable equivalent)	3.37%	3.34%	3.24%	3.35%	3.25%
Efficiency ratio	58.88%	62.43%	62.81%	60.62%	63.77%

BALANCE SHEET DATA	June 30	March 31	June 30
Assets	2018	2018	2017
Cash and due from banks	$37,105	$26,954	$31,165
Federal funds sold and other short-term investments	107,416	103,898	114,104
Debt securities available for sale	218,770	214,269	183,283
Debt securities held to maturity	79,569	90,513	68,818
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	61	-	3,184
Total loans	1,327,686	1,325,545	1,251,355
Less allowance for loan loss	16,695	16,675	16,570
Net loans	1,310,991	1,308,870	1,234,785
Premises and equipment, net	45,907	46,110	48,626
Bank-owned life insurance	40,744	40,494	39,781
Other real estate owned	3,872	5,223	7,097
Other assets	16,548	15,891	16,662

Total Assets	$1,872,541	$1,863,780	$1,759,063

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$496,605	$453,993	$481,769
Interest-bearing deposits	1,083,856	1,106,879	978,221
Total deposits	1,580,461	1,560,872	1,459,990
Other borrowed funds	65,667	80,667	82,785
Long-term debt	41,238	41,238	41,238
Other liabilities	5,461	5,627	4,875
Total Liabilities	1,692,827	1,688,404	1,588,888

Shareholders' equity	179,714	175,376	170,175

Total Liabilities and Shareholders' Equity	$1,872,541	$1,863,780	$1,759,063

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2018	1st Qtr 2018	4th Qtr 2017	3rd Qtr 2017	2nd Qtr 2017	2018	2017
EARNINGS SUMMARY
Net interest income	$14,653	$14,182	$13,517	$13,138	$12,705	$28,836	$25,288
Provision for loan losses	(300)	(100)	-	(350)	(500)	(400)	(1,000)
Total non-interest income	4,468	4,132	4,410	4,300	4,478	8,599	8,709
Total non-interest expense	11,259	11,434	11,253	10,756	10,792	22,693	21,679
Federal income tax expense	1,434	1,225	4,480	2,157	2,129	2,659	4,095
Net income	$6,728	$5,755	$2,194	$4,875	$4,762	$12,483	$9,223

Basic earnings per common share	$0.20	$0.17	$0.06	$0.14	$0.14	$0.37	$0.27
Diluted earnings per common share	$0.20	$0.17	$0.06	$0.14	$0.14	$0.37	$0.27

MARKET DATA
Book value per common share	$5.28	$5.16	$5.10	$5.11	$5.01	$5.28	$5.01
Tangible book value per common share	$5.28	$5.16	$5.10	$5.11	$5.01	$5.28	$5.01
Market value per common share	$12.14	$10.27	$10.00	$10.26	$9.54	$12.14	$9.54
Average basic common shares	34,016,679	34,010,396	33,958,992	33,942,248	33,942,318	34,013,555	33,941,668
Average diluted common shares	34,016,679	34,011,592	33,965,344	33,947,269	33,948,127	34,014,152	33,948,371
Period end common shares	34,014,319	34,017,525	33,972,977	33,941,953	33,938,486	34,014,319	33,938,486

PERFORMANCE RATIOS
Return on average assets	1.44%	1.25%	0.49%	1.10%	1.11%	1.34%	1.08%
Return on average equity	15.23%	13.24%	5.03%	11.34%	11.32%	14.24%	11.09%
Net interest margin (fully taxable equivalent)	3.37%	3.34%	3.25%	3.21%	3.24%	3.35%	3.25%
Efficiency ratio	58.88%	62.43%	62.77%	61.68%	62.81%	60.62%	63.77%
Full-time equivalent employees (period end)	339	332	340	343	344	339	344

ASSET QUALITY
Gross charge-offs	$30	$97	$45	$55	$139	$126	$165
Net charge-offs/(recoveries)	$(320)	$(175)	$(166)	$(214)	$(374)	$(495)	$(608)
Net charge-offs to average loans (annualized)	-0.10%	-0.05%	-0.05%	-0.07%	-0.12%	-0.07%	-0.10%
Nonperforming loans	$125	$324	$395	$521	$670	$125	$670
Other real estate and repossessed assets	$3,872	$5,223	$5,778	$6,661	$7,097	$3,872	$7,097
Nonperforming loans to total loans	0.01%	0.02%	0.03%	0.04%	0.05%	0.01%	0.05%
Nonperforming assets to total assets	0.21%	0.30%	0.33%	0.40%	0.44%	0.21%	0.44%
Allowance for loan losses	$16,695	$16,675	$16,600	$16,434	$16,570	$16,695	$16,570
Allowance for loan losses to total loans	1.26%	1.26%	1.26%	1.30%	1.32%	1.26%	1.32%
Allowance for loan losses to nonperforming loans	13356.00%	5146.60%	4202.53%	3154.32%	2473.13%	13356.00%	2473.13%

CAPITAL
Average equity to average assets	9.44%	9.42%	9.68%	9.69%	9.76%	9.44%	9.76%
Common equity tier 1 to risk weighted assets (Consolidated)	11.83%	11.67%	11.31%	11.70%	11.60%	11.83%	11.60%
Tier 1 capital to average assets (Consolidated)	11.91%	11.83%	11.88%	12.04%	12.21%	11.91%	12.21%
Total capital to risk-weighted assets (Consolidated)	15.49%	15.36%	14.99%	15.50%	15.45%	15.49%	15.45%
Common equity tier 1 to risk weighted assets (Bank)	14.01%	13.87%	13.54%	13.99%	13.89%	14.01%	13.89%
Tier 1 capital to average assets (Bank)	11.58%	11.50%	11.56%	11.72%	11.87%	11.58%	11.87%
Total capital to risk-weighted assets (Bank)	15.09%	14.96%	14.62%	15.10%	15.02%	15.09%	15.02%
Tangible common equity to assets	9.60%	9.42%	9.15%	9.63%	9.70%	9.60%	9.70%

END OF PERIOD BALANCES
Total portfolio loans	$1,327,686	$1,325,545	$1,320,309	$1,260,037	$1,251,355	$1,327,686	$1,251,355
Earning assets	1,751,167	1,751,315	1,767,752	1,680,458	1,633,383	1,751,167	1,633,383
Total assets	1,872,541	1,863,780	1,890,232	1,803,046	1,759,063	1,872,541	1,759,063
Deposits	1,580,461	1,560,872	1,579,010	1,506,178	1,459,990	1,580,461	1,459,990
Total shareholders' equity	179,714	175,376	172,986	173,464	170,175	179,714	170,175

AVERAGE BALANCES
Total portfolio loans	$1,327,408	$1,314,838	$1,285,688	$1,252,075	$1,260,051	$1,321,158	$1,262,430
Earning assets	1,756,909	1,730,576	1,681,297	1,652,028	1,594,849	1,743,815	1,587,345
Total assets	1,872,559	1,845,911	1,802,386	1,775,302	1,723,575	1,859,309	1,715,156
Deposits	1,575,408	1,537,376	1,497,213	1,481,539	1,419,775	1,556,497	1,408,747
Total shareholders' equity	176,749	173,913	174,427	171,987	168,240	175,339	166,289